Exhibit 99

Monday, October 29, 2007

Media General Exploring Sale of Five Television Stations

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today announced that it is exploring the potential sale of five broadcast television stations in mid-sized markets in the Southeastern U.S.

Marshall N. Morton, president and chief executive officer, said, “The decision to explore the potential sale of five stations is a result of our ongoing analysis of our portfolio. Any sales would enable Media General to use the proceeds to reduce debt and strengthen our balance sheet. Divestitures also would help position our Broadcast Division to pursue future growth opportunities.

“We believe these stations will be viewed as welcome additions to the portfolios of one or more buyers. They are all good performers in strong markets,” said Mr. Morton.

The five stations and Designated Market Areas (DMAs) are:

WCWJ (CW), Jacksonville, Fla., 49

WTVQ (ABC), Lexington, Ky., 64

WMBB (ABC), Panama City, Fla., 154

KALB/NALB (NBC/CBS), Alexandria, La., 180

WNEG, Toccoa, Ga., which is an independent satellite station for WSPA in Spartanburg, S.C.

Media General said that there can be no assurance that any transaction will take place. Additional information will be provided when and if the company enters into a transaction.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.